Exhibit 10.2 (f)
FIFTH AMENDMENT
TO THE
BELO SAVINGS PLAN
(As Amended and Restated Effective August 1, 2004)
     Belo Corp., a Delaware corporation, pursuant to authorization by the Compensation Committee of the Board of Directors, adopts the following amendments to the Belo Savings Plan (the “Plan”).
     1. Section 3.2(a) of the Plan is amended in its entirety to read as follows:
     (a) Matching Contributions. The Participating Employers will pay to the Trustee as a matching contribution for each payroll period an amount equal to 75% of each Participant’s Deferral Contributions (including catch-up Deferral Contributions described in Section 3.1(d)) but only to the extent that the Participant’s Deferral Contributions do not exceed 6% of the Participant’s Compensation for the payroll period.
     2. Section 3.2(b) of the Plan, relating to 55% matching contributions, and all references to Section 3.2(b), are deleted from the Plan; and subsections (c), (d) and (e) of Section 3.2, and all references to such subsections, are redesignated as subsections (b), (c) and (d), respectively, of Section 3.2.
     3. The foregoing amendments will be effective as of April 1, 2007.
     Executed at Dallas, Texas, this 8th day of May, 2007.

BELO CORP.
By:	/s/ Marian Spitzberg
Marian Spitzberg
Senior Vice President/Human Resources